CERTIFICATE OF FIRST DELTAVISION, INC.,

                           A NEVADA CORPORATION,

                   PURSUANT TO SECTION 78.207(4) OF THE

                          NEVADA REVISED STATUTES



          FIRST: The name of the corporation is First Deltavision, Inc. (the "Company").

          SECOND: On April 23, 1997, the Board of Directors of the Company unanimously consented to a reverse split of the Company's outstanding common stock in the ratio of one new share for every 248.339 shares issued and outstanding as of the date of filing of this Certificate, with fractional shares being rounded up to the nearest whole share, and retaining the present par value and authorized capital, with no stockholder to own less than 100 shares as a result thereof (computed on a per stockholder basis rather than a per stock certificate basis), and with those stockholders presently owning less than 100 shares to not be affected by such reverse split.

          THIRD: The number of authorized shares and the par value of the Company's common stock immediately before the above-referenced resolutions were 50,000,000 shares and one mill ($0.001), respectively.

          FOURTH: The number of authorized shares and the par value of the Company's common stock immediately after the above-referenced resolutions were 50,000,000 shares and one mill ($0.001), respectively.

          FIFTH: The number of shares of the Company's common stock to be issued after the reverse split in exchange for each pre-split share of common stock is 1/248.339 of one share.

          SIXTH: No fractional shares will be issued as a result of the reverse split. There is no provision for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share as a result of the reverse split.

          SEVENTH: The approval of the affected stockholders is not required and has not been sought.

          EIGHTH: The above-referenced resolutions will be effective as of the date of filing of this Certificate with the Secretary of State of the State of Nevada.

          IN WITNESS WHEREOF, the undersigned executive officers of the Company hereby execute this Certificate on the 23rd day of April, 1997.



                                   /s/David C. Merrell
                                          --------------------------------
                                   David C. Merrell, President



                                   /s/Todd D. Ross
                                          ---------------------------------
                                   Todd D. Ross, Secretary/Treasurer


STATE OF UTAH       )
                    ) ss
COUNTY OF SALT LAKE )

          David C. Merrell and Todd D. Ross, hereby acknowledge that they are the President and Secretary/Treasurer of First Deltavision, Inc., that they have read the foregoing information, and of their personal knowledge, they represent and warrant that such information is true and correct in every material respect.



                                   /s/David C. Merrell
                                   ----------------------------------
                                   David C. Merrell


                                   /s/Todd D. Ross
                                   ----------------------------------
                                   Todd D. Ross


          Subscribed and sworn to before me this 23rd day of April, 1997.



                                   /s/Sheryl A. Ross
                                   ----------------------------------
                                   NOTARY PUBLIC